Merchants Group, Inc.

250 Main Street, Buffalo, New York 14202

For Immediate Release

Contact: Thomas E. Kahn

Telephone: (314) 421-4600

***Merchants Group, Inc. Shareholders

Vote to Approve Merger***

February 1, 2007, Buffalo, N.Y. -- At a special meeting of shareholders of Merchants Group, Inc. (AMEX:MGP) held today, the shareholders voted to approve a definitive merger agreement with American European Group, Inc. (“AEG”)  and the related merger whereby AEG would acquire Merchants Group for approximately $70.8 million in cash.

Under the terms of the merger, the shareholders of Merchant’s Group will receive $33 per share in cash plus, subject to certain conditions, a pro rated portion of unpaid dividends.  Completion of the transaction is subject to customary conditions and regulatory approvals, including approval of the New Hampshire Department of Insurance.  The parties expect that the transaction will be completed in the first quarter of 2007.

Merchants Group, Inc., through its wholly-owned subsidiary, Merchants Insurance Company of New Hampshire, Inc., offers property and casualty insurance through independent agents to preferred risk individuals and businesses in the Northeast United States.  Merchants Group is headquartered in Buffalo, New York.

American European Group, Inc. is a Delaware insurance holding company with headquarters in New York City.  Through its operating subsidiaries, including Rutgers Casualty Insurance Company and Rutgers Enhanced Insurance Company, American European Group offers personal and commercial insurance products, primarily in New York and New Jersey.

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